Exhibit 3.1(a)
RESTATED ARTICLES OF INCORPORATION
OF LIGHT & WONDER, INC.
ARTICLE I
NAME
The name of the corporation is Light & Wonder, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.
ARTICLE III
PURPOSE
The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.
ARTICLE IV
CAPITAL STOCK
(A) Authorized Stock. The total number of shares of all stock which the Corporation shall have authority to issue is 202,000,000 shares, consisting of: (i) 200,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and (ii) 2,000,000 shares, $.001 par value per share, designated as preferred stock (the “Preferred Stock”). All cross references in each subdivision of this ARTICLE IV refer to other paragraphs in such subdivision unless otherwise indicated.
(B) Preferred Stock.
(1) Designation. The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the board of directors of the Corporation (the “Board of Directors”) providing for the issue thereof. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in these Articles of Incorporation, as amended from time to time (these “Articles of Incorporation”) or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

(2) Authority Vested in the Board. Authority is hereby expressly vested in the Board of Directors, subject to the provisions of this ARTICLE IV and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:
(a) The designation of such series.
(b) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative.
(c) Whether the shares of such series shall be subject to redemption by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption.
(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.
(e) Whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision is made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges.
(f) The restrictions, if any, on the issue or reissue of any additional Preferred Stock.
(g) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
(h) The provisions as to voting, optional and/or other special rights and preferences, if any.
(3) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the Board of Directors, and establishing the voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued, shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the Nevada Revised Statutes, as amended from time to time (the “NRS”).
(C) Common Stock.
(1) Voting Rights. The holders of Common Stock will be entitled to notice of and to attend all meetings of the stockholders of the Corporation and shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.
(2) Dividends. Subject to all provisions of this ARTICLE IV, including the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation or the NRS, the holders of the Common Stock shall be entitled to receive dividends when and as declared by the Board of Directors, out of any funds legally available for such purpose. When and as dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share, ratably according to the number of shares of Common Stock held by them, in such dividends.
(3) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any distribution of any of its assets to any of its stockholders other than by dividends from funds legally available therefor, and other than payments made upon redemptions or purchases of shares of the Corporation, after payment in full of the amount which the holders of Preferred Stock are entitled to receive in such event, the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.
ARTICLE V
BYLAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (as amended from time to time, the “Bylaws”). Elections of directors need not be by written ballot unless the Bylaws shall so provide. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.
ARTICLE VI
AMENDMENTS TO ARTICLES
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII
INDEMNIFICATION; EXCULPATION
(A) Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.
(B) Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.
(C) Repeal and Conflicts. Any amendment to or repeal of any provision or section of this ARTICLE VII shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, any director or officer of the Corporation existing prior to or at the time of such amendment or repeal. In the event of any conflict between any provision or section of this ARTICLE VII and any other article of the Articles of Incorporation, the terms and provisions of this ARTICLE VII shall control.
ARTICLE VIII
COMPLIANCE WITH GAMING LAWS
To enable the Corporation or any Affiliate (as such term is hereinafter defined) thereof to secure and maintain in good standing all licenses, contracts, franchises, permits, registrations, findings of suitability, exemptions, waivers and other regulatory approvals related to the ownership, control, conduct or operation of gaming and related activities now or hereafter engaged in by the Corporation or any Affiliate thereof within or without the United States of America (collectively, “Gaming Licenses”), the following provisions shall apply:
(A) All Securities (as hereinafter defined) shall be held subject to all applicable Gaming Laws (as hereinafter defined) and the suitability standards, qualifications and requirements of the Gaming Authorities (as hereinafter defined) that regulate the operation and conduct of the businesses of the Corporation or any Affiliate thereof and in accordance with the requirements of all applicable Gaming Laws. Any person (as hereinafter defined) owning or controlling Securities shall comply with all applicable Gaming Laws. If any person that holds Securities of the Corporation is determined to be a Disqualified Holder (as hereinafter defined), then, if the Corporation so elects in its sole discretion (unless otherwise required by any Gaming Law or Gaming Authority):
(1) such person shall sell or otherwise dispose of such Securities or other interest in the Corporation within the 60-day period commencing on the date the Corporation gives the person notice of such person’s unsuitability or disqualification and requiring such disposition (or an earlier time if so required by any Gaming Authority or any Gaming Law) in a manner satisfactory to the Board of Directors in its sole discretion; or
(2) the Corporation may redeem any or all such Securities of the Corporation on the date specified in the notice given by the Corporation to such person, which date may not be less than 30 days after notice is given, at a price equal to the Redemption Price (as hereinafter defined).
(B) Notice to a Disqualified Holder under paragraph (A)(1) or (2) of this ARTICLE VIII shall be delivered in writing by personal delivery, mailing it to the address shown on the Corporation’s books and records or any other reasonable means and shall be deemed effective on the date given (the “Notice Date”). Failure of the Corporation to provide such notice to a Disqualified Holder after making reasonable efforts to do so shall not preclude the Corporation from exercising its rights under this Article.
(C) If the Corporation intends to redeem Securities in accordance with paragraph (A)(2) of this ARTICLE VIII, the notice shall specify the Securities to be redeemed, the date, time and place when such redemption will be consummated, which date in no event will be earlier than 30 days after the date of such notice, and the Redemption Price (it being sufficient for the purposes of this ARTICLE VIII for the Corporation to indicate generally that the Redemption Price will be determined in accordance with paragraphs (C) and (M) hereof). If the Corporation gives the notice provided for by the preceding sentence, such notice shall be deemed to constitute a binding agreement on the part of the Corporation to redeem, and on the part of the person notified to sell, the Securities referred to in such Notice in accordance with this ARTICLE VIII.
(D) The operation of this ARTICLE VIII shall not be stayed by an appeal from a determination of any Gaming Authority.
(E) Commencing on the Notice Date (or such earlier date on which any Gaming Authority serves notice of its determination of unsuitability or disqualification of the Disqualified Holder on the Corporation), the Disqualified Holder shall not be entitled to receive payments of dividends or interest upon any Securities of the Corporation held by such Disqualified Holder, or exercise, directly or indirectly, any voting or other rights conferred by the Corporation’s Securities upon the holders thereof.
(F) The Board of Directors shall have the power to determine, on the basis of information known to the Board after reasonable inquiry, all questions arising under this ARTICLE VIII, including, without limitation (1) whether a person is a Disqualified Holder, (2) whether a Disqualified Holder has disposed of Securities pursuant to paragraph (A) of this ARTICLE VIII and (3) the amount of Securities held directly or indirectly by any person. Any such determination shall be binding and conclusive on all such persons.
(G) The Corporation shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the provisions of this ARTICLE VIII, and each holder of Securities of the Corporation shall be deemed to have acknowledged by acquiring or retaining

Securities of the Corporation that failure to comply with this ARTICLE VIII will expose the Corporation to irreparable injury for which there is no adequate remedy at law and that the Corporation is entitled to injunctive relief to enforce the provisions of this ARTICLE VIII.
(H) A Disqualified Holder shall indemnify the Corporation and its Affiliates for any and all direct or indirect costs, including attorneys’ fees, incurred by the Corporation or any of its Affiliates as a result of such person’s continuing ownership of, or failure to divest, the Securities.
(I) Any person to whom a redemption notice is given pursuant to the provisions of this ARTICLE VIII shall have the burden of establishing to the satisfaction of the Corporation the dates on which and the Purchase Price at which such person acquired the Securities subject to such notice.
(J) The right of the Corporation to redeem Securities pursuant to this ARTICLE VIII shall not be exclusive of any other rights the Corporation or any of its Affiliates may have or hereafter acquire under any agreement, provision of the bylaws of the Corporation or such Affiliate or otherwise. Nothing in this ARTICLE VIII shall be construed to: (i) relieve any Disqualified Holder (or any Affiliate thereof) from any fiduciary obligation imposed by law, (ii) prohibit or affect any contractual arrangement which the Corporation may make from time to time with any holder of Securities to purchase all or any part of any other securities held by such holder or (iii) be in derogation of any action, past or future, which has been or may be taken by the Board of Directors or any holder of Securities with respect to the subject matter of this ARTICLE VIII.
(K) Nothing contained in this ARTICLE VIII shall limit the authority of the Board of Directors to take such other action, to the extent not prohibited by law, as it deems necessary or advisable to protect the Corporation or any of its Affiliates from the denial or loss or threatened denial or loss of any Gaming License.
(L) If any provision of this ARTICLE VIII or the application of any such provision to any person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this ARTICLE VIII. Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this ARTICLE VIII in any instance in which and to the extent the Board of Directors determines that a waiver would be in the best interests of the Corporation. Except as required by a Gaming Authority, nothing in this ARTICLE VIII shall be deemed or construed to require the Corporation to redeem or repurchase any Securities owned or controlled by a Disqualified Holder or any Affiliate thereof.
(M) For the purposes of this ARTICLE VIII:
(1) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified (including any direct or indirect subsidiary of such person). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to a person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this ARTICLE VIII, the term “Affiliate” shall also include any joint venture, minority-owned entity or other enterprise in which the Corporation or any of its Affiliates has any direct or indirect interest.
(2) “Disqualified Holder” means any record or beneficial holder of the Corporation’s Securities: (i) who is requested or required pursuant to any Gaming Law to appear before, or submit to the jurisdiction of, or file an application with, or provide information to, any Gaming Authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time, (ii) who has withdrawn or requested the withdrawal of a pending application for any Gaming License from any Gaming Authority in anticipation of such person being denied such Gaming License or receiving such Gaming License subject to materially burdensome or unacceptable terms or conditions, (iii) who is determined or shall have been determined by any Gaming Authority not to be suitable or qualified with respect to owning or controlling Securities or securities of an Affiliate of the Corporation, or (iv) whose ownership or control of Securities may result, in the judgment of the Board of Directors, in the failure of the Corporation or any of its Affiliates to obtain, maintain, retain, renew or qualify for a Gaming License, or cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License.
(3) “Gaming Authority” means any government, court, or federal, state, provincial, local, international, tribal or foreign governmental, administrative or regulatory or licensing body, agency, authority or official, which regulates or has authority over, including, without limitation, the right to issue or grant a license, contract, franchise, permit, registration, finding of suitability, exemption, waiver or other regulatory approval, any form of gaming or related activities conducted or proposed to be conducted by the Corporation or any of its Affiliates in any jurisdiction, including, without limitation, lottery, pari mutuel wagering, sports wagering and video gaming activities.
(4) “Gaming Law” means any federal, state, provincial, local, international, tribal or foreign law, statute, order, rule, regulation, decree, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over the ownership, operation, management or conduct of gaming and related activities.
(5) “person” means any individual, partnership, firm, corporation, limited liability company, trust or other entity.
(6) “Purchase Price” means the price paid to acquire a Security, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event.

(7) “Redemption Price” means, with respect to any Securities, the price equal to the lesser of (1) the average closing sale price of such Securities as reported for composite transactions in securities listed on the principal trading market on which such Securities are then listed or admitted for trading during the 30 trading days preceding the Notice Date, or, if such Securities are not so listed or traded, the fair value of the Securities as determined by the Board of Directors in good faith and in consideration of such records of the Corporation and information, opinions, reports or statements presented to the Board of Directors by any of the Corporation’s officers, employees or financial advisors, or committees of the Board of Directors (including, without limitation, information, opinions, reports or statements regarding any discount for lack of marketability or otherwise), as the Board of Directors deems, in its sole discretion, to be relevant and pertinent to such determination, and (2) the original Purchase Price.
(8) “Securities” means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the equity of the Corporation, a debt owed by the Corporation or the right to acquire any of the foregoing.
ARTICLE IX
SPECIAL PROVISIONS REGARDING DISTRIBUTIONS
Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).